Contact:
Sean McHugh
Vice President Investor Relations & Treasury
(404) 745-2889

CARTER’S, INC. REPORTS SECOND QUARTER 2011 RESULTS

▪	NET SALES $394.5 MILLION, UP 21%
▪	EARNINGS PER SHARE $0.22, DOWN 31%
▪	COMPANY COMPLETES ACQUISITION OF CANADIAN RETAILER

Atlanta, Georgia, July 28, 2011 / Business Wire -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its second quarter 2011 results.

“In the second quarter, we achieved sales growth in every segment of our business, led by the strength of our Carter’s brand.  As expected, earnings have been affected by higher cotton prices, but our outlook for product costs is improving,” said Michael D. Casey, Chairman and Chief Executive Officer.  “We recently completed the acquisition of Bonnie Togs, a Toronto-based children’s apparel retailer.  We believe the Canadian marketplace represents a meaningful opportunity for growth and this acquisition supports our strategy to extend the reach of our brands outside the United States.”

Second Quarter of Fiscal 2011 compared to Second Quarter of Fiscal 2010

Consolidated net sales increased $67.5 million, or 20.6%, to $394.5 million.  Net sales of the Company’s Carter’s brands increased $58.0 million, or 22.0%, to $321.7 million.  Net sales of the Company’s OshKosh B’gosh brand increased $9.5 million, or 15.0%, to $72.8 million.

In connection with the Company’s acquisition of Bonnie Togs, the Company recorded pre-tax charges in the second quarter of fiscal 2011 of approximately $1.2 million principally related to professional service fees.

Operating income in the second quarter of fiscal 2011 was $22.0 million, a decrease of $11.4 million, or 34.1%, from $33.4 million in the second quarter of fiscal 2010.  Excluding the effect of the acquisition-related expenses in the second quarter of fiscal 2011, adjusted operating income in the second quarter of fiscal 2011 was $23.2 million, a decrease of $10.2 million, or 30.6%, from the second quarter of fiscal 2010.  The decrease primarily reflects higher product costs.

Net income decreased $6.4 million, or 33.7%, to $12.7 million, or $0.22 per diluted share, compared to $19.1 million, or $0.32 per diluted share, in the second quarter of fiscal 2010.  Excluding the effect of the acquisition-related expenses in the second quarter of fiscal 2011, adjusted net income in the second quarter of fiscal 2011 decreased $5.7 million, or 29.8%, to $13.4 million, or $0.23 per adjusted diluted share.

A reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to income adjusted for expenses related to the Company’s acquisition of the Bonnie Togs business is provided at the end of this release.

Carter’s Brand Businesses

Carter’s retail segment sales increased $29.3 million, or 25.8%, to $142.9 million, driven by incremental sales of $20.4 million generated by new store openings and eCommerce sales and a comparable store sales increase of $8.8 million, or 8.1%.  In the second quarter of fiscal 2011, the Company opened 14 Carter’s retail stores and closed two stores.  As of the end of the second quarter, the Company operated 328 Carter’s retail stores.

Carter’s wholesale sales increased $16.9 million, or 15.2%, to $128.1 million principally due to strong over-the-counter performance of our products.

Carter’s mass channel sales, which are comprised of sales of its Child of Mine brand and Just One You brand, increased $11.8 million, or 30.3%, to $50.6 million.  The increase was driven by higher sales of our Child of Mine brand, reflecting expanded door growth and additional floor space, as well as timing of customer demand compared to the second quarter of fiscal 2010.

OshKosh B’gosh Brand Businesses

OshKosh retail segment sales increased $5.2 million, or 9.9%, to $57.1 million, driven by incremental sales of $4.9 million generated by new store openings and eCommerce sales and a comparable store sales increase of $1.1 million, or 2.2%.  In the second quarter of fiscal 2011, the Company closed two OshKosh retail stores.  As of the end of the second quarter, the Company operated 177 OshKosh retail stores.

OshKosh wholesale sales increased $4.3 million, or 38.0%, to $15.7 million driven by higher sales in both the wholesale and off-price channels.

First Half of Fiscal 2011 compared to First Half of Fiscal 2010

Consolidated net sales increased $127.4 million, or 17.3%, to $863.5 million.  Net sales of the Company’s Carter’s brands increased $118.1 million, or 19.8%, to $714.1 million.  Net sales of the Company’s OshKosh B’gosh brand increased $9.4 million, or 6.7%, to $149.4 million.

In connection with the Company’s acquisition of Bonnie Togs, the Company recorded pre-tax charges in the first half of fiscal 2011 of approximately $2.2 million principally related to professional service fees.

Operating income in the first half of fiscal 2011 was $75.7 million, a decrease of $28.9 million, or 27.7%, from $104.6 million in the first half of fiscal 2010.  Excluding the effect of the acquisition-related expenses in the first half of fiscal 2011, adjusted operating income in the first half of fiscal 2011 was $77.9 million, a decrease of $26.7 million, or 25.5%, from the first half of fiscal 2010.  The decrease primarily reflects higher product costs.

Net income decreased $17.1 million, or 27.7%, to $44.8 million, or $0.76 per diluted share, compared to $61.9 million, or $1.03 per diluted share, in the first half of fiscal 2010.  Excluding the effect of the acquisition-related expenses in the first half of fiscal 2011, adjusted net income in the first half of fiscal 2011 decreased $15.7 million, or 25.4%, to $46.2 million, or $0.79 per adjusted diluted share from the first half of fiscal 2010.

A reconciliation of income as reported under GAAP to income adjusted for expenses related to the Company’s acquisition of the Bonnie Togs business is provided at the end of this release.

Cash flow used in operations in the first half of fiscal 2011 was $86.3 million compared to cash flow from operations of $15.3 million in the first half of fiscal 2010 primarily due to net changes in working capital and decreased earnings.

Carter’s Brand Businesses

Carter’s wholesale sales increased $58.5 million, or 22.7%, to $316.0 million due to higher sales in the off-price channel and strong over-the-counter performance of our product offerings.

Carter’s retail segment sales increased $49.1 million, or 21.2%, to $280.8 million, driven by incremental sales of $38.7 million generated by new store openings and eCommerce sales and a comparable store sales increase of $10.2 million, or 4.5%.  In the first half of fiscal 2011, the Company opened 24 Carter’s retail stores and closed two stores.

Carter’s mass channel sales increased $10.5 million, or 9.8%, to $117.3 million.  The increase was driven by higher sales of its Child of Mine brand, reflecting expanded door growth and additional floor space, as well as timing of customer demand compared to a year ago, and higher sales of its Just One You brand, primarily due to additional floor space than a year ago.

OshKosh B’gosh Brand Businesses

OshKosh retail segment sales increased $4.0 million, or 3.7%, to $111.1 million, driven by incremental sales of $9.6 million generated by new store openings and eCommerce sales partially offset by a comparable store sales decrease of $4.1 million, or 4.1%.  In the first half of fiscal 2011, the Company opened two OshKosh retail stores and closed five stores.

OshKosh wholesale sales increased $5.4 million, or 16.3%, to $38.3 million, primarily due to higher sales in the off-price channel.

Bonnie Togs Acquisition

On June 30, 2011, the Company completed its previously announced acquisition of Bonnie Togs, a children’s apparel retailer based in Toronto, Canada.  The Company is in the process of finalizing the opening balance sheet related to this acquisition.  As the acquisition closed on June 30, 2011, preliminary estimates of the assets and liabilities of Bonnie Togs have been included in the Company’s balance sheet, while its results of operations were not material to the Company’s second quarter.  Please refer to the Company’s second quarter 2011 Quarterly Report on Form 10-Q for additional information.

Third Quarter 2011 Business Outlook

The Company expects net sales for the third quarter of fiscal 2011 will increase approximately 16% to 19% over the third quarter of fiscal 2010.  The Company also expects adjusted diluted earnings per share, excluding the impact of non-recurring purchase accounting-related charges related to the Bonnie Togs acquisition and any other non-recurring items, to be approximately $0.50 to $0.60 compared to $0.83 in the third quarter of last year.

Outlook for Product Costs

The Company anticipates that product costs for its Spring 2012 merchandise assortments will be higher than those reflected in its Spring 2011 merchandise assortments, due to continued elevated cotton, labor, and other product-related costs.

Conference Call

The Company will hold a conference call with investors to discuss second quarter results on July 28, 2011 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 913-905-3226.  To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Q2 2011 Earnings Conference Call” link under the “Investor Relations” tab.  The conference call will be simultaneously broadcast on the Company’s website at www.carters.com.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by selecting the “Conference Calls & Webcasts” link under the “Investor Relations” tab.  A replay of the call will be available shortly after the broadcast through August 6, 2011, at 719-457-0820, passcode 7256410.  The replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the third quarter of fiscal 2011 and fiscal 2011, or any other future period, assessment of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: the acceptance of the Company's products in the marketplace; changes in consumer preference and fashion trends; seasonal fluctuations in the children's apparel business; negative publicity; the breach of the Company's consumer databases; increased production costs; deflationary pricing pressures and customer acceptance of higher selling prices; a continued decrease in the overall level of consumer spending; the Company's dependence on its foreign supply sources; failure of its foreign supply sources to meet the Company's quality standards or regulatory requirements; the impact of governmental regulations and environmental risks applicable to the Company's business; the loss of a product sourcing agent; increased competition in the baby and young children's apparel market; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; failure to successfully integrate Bonnie Togs into our existing business and realize growth opportunities and other benefits from the acquisition; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; and the ability to attract and retain key individuals within the organization.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking Statements."  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Six-month periods ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net sales:
Carter’s:
Wholesale	$128,133	$111,248	$316,011	$257,506
Retail	142,921	113,593	280,783	231,732
Mass Channel	50,625	38,838	117,261	106,758
Carter’s net sales	321,679	263,679	714,055	595,996
OshKosh:
Retail	57,112	51,959	111,106	107,104
Wholesale	15,697	11,371	38,327	32,958
OshKosh net sales	72,809	63,330	149,433	140,062
Total net sales	394,488	327,009	863,488	736,058
Cost of goods sold	259,750	196,758	570,944	438,997
Gross profit	134,738	130,251	292,544	297,061
Selling, general, and administrative expenses	119,802	104,468	232,266	209,763
Acquisition–related costs	1,183	--	2,220	--
Royalty income	(8,269)	(7,640)	(17,598)	(17,294)
Operating income	22,022	33,423	75,656	104,592
Interest expense, net	1,756	2,662	3,606	5,106
Foreign exchange gain	(231)	--	(231)	--
Income before income taxes	20,497	30,761	72,281	99,486
Provision for income taxes	7,838	11,665	27,499	37,565
Net income	$12,659	$19,096	$44,782	$61,921

Basic net income per common share	$0.22	$0.32	$0.77	$1.05

Diluted net income per common share	$0.22	$0.32	$0.76	$1.03

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended				For the six-month periods ended
(dollars in thousands)	July 2, 2011	% of Total	July 3, 2010	% of Total	July 2, 2011	% of Total	July 3, 2010	% of Total
Net sales:

Carter’s:
Wholesale	$128,133	32.5%	$111,248	34.0%	$316,011	36.6%	$257,506	35.0%
Retail (a)	142,921	36.2%	113,593	34.7%	280,783	32.5%	231,732	31.5%
Mass Channel	50,625	12.8%	38,838	11.9%	117,261	13.6%	106,758	14.5%
Carter’s net sales	321,679	81.5%	263,679	80.6%	714,055	82.7%	595,996	81.0%

OshKosh:
Retail (a)	57,112	14.5%	51,959	15.9%	111,106	12.9%	107,104	14.5%
Wholesale	15,697	4.0%	11,371	3.5%	38,327	4.4%	32,958	4.5%
OshKosh net sales	72,809	18.5%	63,330	19.4%	149,433	17.3%	140,062	19.0%

Total net sales	$394,488	100.0%	$327,009	100.0%	$863,488	100.0%	$736,058	100.0%

Operating income (loss):		% of segment net sales		% of segment net sales		% of segment net sales		% of segment net sales

Carter’s:
Wholesale	$16,059	12.5%	$23,341	21.0%	$50,766	16.1%	$63,639	24.7%
Retail (a)	20,031	14.0%	18,683	16.4%	47,198	16.8%	44,826	19.3%
Mass Channel	6,654	13.1%	6,856	17.7%	12,099	10.3%	19,650	18.4%

Carter’s operating income	42,744	13.3%	48,880	18.5%	110,063	15.4%	128,115	21.5%

OshKosh:
Retail (a)	(6,346)	(11.1%)	(909)	(1.7%)	(12,233)	(11.0%)	1,054	1.0%
Wholesale	(1,470)	(9.4%)	(2,363)	(20.8%)	1,155	3.0%	1,230	3.7%
Mass Channel (b)	712	--	474	--	1,520	--	1,239	--

OshKosh operating (loss) income	(7,104)	(9.8%)	(2,798)	(4.4%)	(9,558)	(6.4%)	3,523	2.5%

Segment operating income	35,640	9.0%	46,082	14.1%	100,505	11.6%	131,638	17.9%

Corporate expenses (c)	(12,435)	(3.2%)	(12,659)	(3.9%)	(22,629)	(2.6%)	(27,046)	(3.7%)
Acquisition-related expenses (d)	(1,183)	(0.3%)	--	--	(2,220)	(0.3%)	--	--

Net corporate expenses	(13,618)	(3.5%)	(12,659)	(3.9%)	(24,849)	(2.9%)	(27,046)	(3.7%)
Total operating income	$22,022	5.6%	$33,423	10.2%	$75,656	8.8%	$104,592	14.2%

(a)	Includes eCommerce results.
(b)	OshKosh mass channel consists of a licensing agreement with Target Stores. Operating income consists of royalty income, net of related expenses.
(c)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(d)	Acquisition-related expenses consist of professional service fees associated with the acquisition of Bonnie Togs.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	July 2, 2011	January 1, 2011	July 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$86,725	$247,382	$245,013
Accounts receivable, net	124,667	121,453	99,526
Finished goods inventories, net	458,114	298,509	260,660
Prepaid expenses and other current assets	16,689	17,372	11,583
Deferred income taxes	23,687	31,547	25,726

Total current assets	709,882	716,263	642,508
Property, plant, and equipment, net	101,796	94,968	90,374
Tradenames	306,356	305,733	305,733
Goodwill	191,050	136,570	136,570
Deferred debt issuance costs, net	2,978	3,332	1,459
Other intangible assets, net	311	-	137
Other assets	445	316	292
Total assets	$1,312,818	$1,257,182	$1,177,073
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$--	$--	$3,503
Accounts payable	119,428	116,481	121,047
Other current liabilities	37,226	66,891	31,848

Total current liabilities	156,654	183,372	156,398
Long-term debt	236,000	236,000	229,269
Deferred income taxes	112,261	113,817	108,162
Other long-term liabilities	75,021	44,057	44,105
Total liabilities	579,936	577,246	537,934

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at July 2, 2011, January 1, 2011, and July 3, 2010	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized, 58,087,327, 57,493,567, and 59,442,933 shares issued and outstanding at July 2, 2011, January 1, 2011, and July 3, 2010, respectively	581	575	594
Additional paid-in capital	218,857	210,600	256,048
Accumulated other comprehensive loss	(1,989)	(1,890)	(3,603)
Retained earnings	515,433	470,651	386,100

Total stockholders’ equity	732,882	679,936	639,139

Total liabilities and stockholders’ equity	$1,312,818	$1,257,182	$1,177,073

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the six-month periods ended
	July 2, 2011	July 3, 2010
Cash flows from operating activities:
Net income	$44,782	$61,921
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	16,367	16,082
Amortization of debt issuance costs	354	1,010
Non-cash stock-based compensation expense	4,883	3,510
Income tax benefit from exercised stock options	(2,840)	(8,579)
Loss (gain) on disposal/sale of property, plant, and equipment	140	(172)
Deferred income taxes	4,844	5,152
Effect of changes in operating assets and liabilities, excluding the effects from the Acquisition of Bonnie Togs:
Accounts receivable	(234)	(17,432)
Inventories	(123,324)	(46,660)
Prepaid expenses and other assets	1,291	(456)
Accounts payable and other liabilities	(32,565)	952
Net cash (used in) provided by operating activities	(86,302)	15,328

Cash flows from investing activities:
Capital expenditures	(16,086)	(20,720)
Acquisition of Bonnie Togs	(61,199)	--
Proceeds from sale of property, plant, and equipment	--	286
Net cash used in investing activities	(77,285)	(20,434)

Cash flows from financing activities:
Payments on term loan	--	(101,751)
Income tax benefit from exercised stock options	2,840	8,579
Withholdings from vesting of restricted stock	(1,602)	(621)
Proceeds from exercise of stock options	1,692	8,871
Net cash provided by (used in) financing activities	2,930	(84,922)

Net decrease in cash and cash equivalents	(160,657)	(90,028)
Cash and cash equivalents, beginning of period	247,382	335,041

Cash and cash equivalents, end of period	$86,725	$245,013

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS
	Three-month period ended July 2, 2011			Six-month period ended July 2, 2011

	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
(dollars in millions, except earnings per share)

Income, as reported (GAAP)	$22.0	$12.7	$0.22	$75.7	$44.8	$0.76

Acquisition-related costs (a)	1.2	0.7	0.01	2.2	1.4	0.03

Income, as adjusted (b)	$23.2	$13.4	$0.23	$77.9	$46.2	$0.79

(a)	Professional service fees associated with the acquisition of Bonnie Togs.

(b)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.